Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-143957) and Form S-8 (No. 333-141591) of Capital Gold Corporation and Subsidiaries of our report dated March 29, 2010 relating to the consolidated financial statements of Nayarit Gold Inc., which appears in this Amendment No. 1 to the Current Report on Form 8-K.

We also consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-143957) and Form S-8 (No. 333-141591) of Capital Gold Corporation and Subsidiaries of our Comments by Auditors for U.S. Readers on Canada – U.S. Reporting Difference dated March 29, 2010, which appears in this Amendment No. 1 to the Current Report on Form 8-K.

/s/ PricewaterhouseCoopers LLP

Halifax, Canada
October 13, 2010